Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“AGREEMENT”) is made and entered into this 3rd day of January, 2015, by and between MTS Systems Corporation (“MTS”), with its principal place of business at 14000 Technology Drive, Eden Prairie, Minnesota 55344 and Susan Knight (“Consultant”) with her principal place of business in Eden Prairie, Minnesota.

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Scope of Work

The scope of work will be divided into two categories: “base line tasks” and “special projects.”

Base line tasks include, but are not limited to: CFO coaching as requested; serving as an advisor for, and review of, investor relations related matters including news releases, investor scripts, investor presentation materials; consulting on business development tasks including strategic discussions regarding bolt-on and ‘game-changing’ M&A transactions; internal and non-financial external communications; capital structure and treasury advice; and, other CEO advisory topics as requested.

Special projects are projects that require dedicated and sustained involvement for a specified period of time and must be pre-approved on a case-by-case basis by the CEO or CFO. Examples of special projects include specific M&A transaction related support and strategic scenario analysis and assessment.

2.  Term

This AGREEMENT will begin on January 3, 2015 and end on January 2, 2016. The Agreement may be terminated or amended at any time and upon such terms as are agreed to, in writing, by the Parties.

3.  Fees

The monthly retainer for base line tasks will be $10,000 and is guaranteed for the term of this AGREEMENT. It is anticipated that the base line retainer will cover approximately five days of consulting services per month, on average, over the twelve month period of the AGREEMENT. The fee for special projects will be $2,000 per day.

Expenses incurred for either base line tasks or special projects must be approved in advance by the CEO or CFO. CONSULTANT will issue an invoice to MTS monthly, listing the base line task retainer and itemizing any special project fees and/or expenses. The retainer and any fees and expenses will be paid monthly, within fifteen days of receipt of CONSULTANTS’S invoice.

4.  Treatment of Equity Awards

Pursuant to a September 29, 2014 Resolution of the MTS Systems Corporation Compensation Committee, CONSULTANT’S departure from employment at MTS on January 2, 2015 is a “retirement” for purposes of the MTS 2011 Stock Plan (the “PLAN”) and the Committee authorized her retention as a consultant effective January 3, 2015. CONSULTANT is entitled to remain a participant in the PLAN until her AGREEMENT ends; stock options and restricted stock units will continue to vest while she is a consultant; and, she will have 180 days from the time the AGREEMENT ends to exercise any vested but unexercised options.

5.  Confidentiality

Consultant will not disclose to other parties, without MTS’s prior written consent, any information acquired from or about MTS relating to the subject matter or scope of work covered by this AGREEMENT unless such information becomes publicly known through no fault or act of CONSULTANT or is received by CONSULTANT from third parties (other than employees or representatives of MTS) without breach of any agreement by CONSULTANT or the third party. The obligation of confidentiality shall not apply to information required to be publicly disclosed by judicial order or government requirements, provided that CONSULTANT gives MTS sufficient notice of any subpoena or request from a government agency, prior to disclosing the requested information, to seek an appropriate protective order.

5.  Governing Law

This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Minnesota, excluding its conflict of law rules.

IN WITNESS WHEREOF, the Parties have executed this AGREEMENT as of the date first referenced above.

MTS	CONSULTANT

/s/ Jeffrey A. Graves	/s/ Susan Knight
MTS Systems Corporation By: Jeffrey A. Graves President & CEO	Susan Knight